SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 10, 2004 (December 9, 2004)

Mission Resources Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-09498	76-0437769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Lamar

Suite 1455

Houston, Texas 77010-3039

(Address and Zip Code of Principal Executive Offices)

(713) 495-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Mission Resources Corporation today announced that its board of directors has approved a capital expenditure budget of $71 million for 2005 compared with an estimated 2004 capital expenditure budget of approximately $55 million. This 30% increase in the 2005 capital expenditure budget is expected to be funded with discretionary cash flow.

Approximately 45% of the 2005 capital budget is allocated to the Gulf Coast Onshore area, 20% to the Gulf of Mexico area, 17% to the Permian Basin area and 18% to land, seismic and other items. The exploration portion of capital spending will increase in 2005 to approximately 28% of the total budget. Mission does not budget for acquisitions.

“With continued strong commodity prices and our experienced geoscience teams, we are excited about expanding the exploration portion of our capital spending,” said Robert L. Cavnar, Mission’s Chairman, President and Chief Executive Officer. “Our goal in 2005 is to increase production approximately 10% while maintaining our current expense levels. We’ll also continue to aggressively pursue potential acquisition targets.”

2005 Guidance – Guidance for full year 2005 is as follows:

Full Year 2005
Estimated Daily Production	Daily Average
Crude Oil (Barrels)	4,500 – 4,800
Natural Gas (Mmcf)	43 – 48
Total (Mmcfe)	71 - 76

Operating expenses	Per Mcfe
Lease operating expense	$1.18 - $1.28
Taxes other than income	$0.40 - $0.45
Depreciation, depletion and amortization	$1.75 - $1.85
General and administrative	$0.50 - $0.55
Cash Interest Expense (1)	$15 - $17 million
Income Tax Rate	36.5%, 1.5% current

Adjusted EBITDA	$92 million (2)
Discretionary Cash Flow	$76 million (2)

(1)	Excludes non-cash interest expense of approximately $1.5 million for the full year 2005.

(2)	Adjusted EBITDA and Discretionary Cash Flow guidance is based on the following assumptions for the full year of 2005 (i) $38.00 per barrel/$5.75 per Mcf NYMEX prices for the year of 2005 with an oil differential of ($1.29) per barrel and a gas differential of ($0.03) per Mcf and (ii) mid-point of guidance for all production and expense numbers. Net Cash Provided by Operating Activities and Net Income calculated using only information contained in this guidance result in $77.5 million and $17.0 million, respectively. There may be material cash and non-cash items that affect Net Cash Provided by Operating Activities and Net Income that have been excluded from guidance and this calculation. (See the attached schedule for a reconciliation of net income to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in millions)

Guidance Annual 2005
NET CASH PROVIDED BY OPERATING ACTIVITIES (see Note A)	$77.5
Change in assets and liabilities	(1.5)

DISCRETIONARY CASH FLOW (see Note B)	$76.0

NET INCOME (see Note A)	$17.0
Interest expense (1)	16.0
Amort. of deferred financing costs and bond prem. (1)	1.5
Income tax expense (benefit)	9.5
Depreciation, depletion and amortization	48.0

ADJUSTED EBITDA (see Note B)	$92.0

(1)	Included in interest expense

NOTE A - For this purpose, net cash provided by operating activities and net income have been calculated using only information contained in public guidance provided by the company. There may be material cash or non-cash items that affect net cash provided by operating activities and net income that have been excluded from guidance and this calculation.

NOTE B - Management believes that adjusted earnings before interest, taxes and non-cash items and discretionary cash flow are relevant and useful information, which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service,

capital expenditures and working capital. Adjusted earnings before interest, taxes and non-cash items and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted earnings before interest, taxes and non-cash items and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted earnings before interest, taxes and non-cash items and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted earnings before interest, taxes and non-cash items and discretionary cash flow might not be comparable to similarly titled measures used by other companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION RESOURCES CORPORATION

Date: December 09, 2004	By:	/s/ Ann Kaesermann
	Name:	Ann Kaesermann
	Title:	Vice President – Accounting & Investor Relations, CAO